UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12.

INNOVUS PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INNOVUS PHARMACEUTICALS, INC.

8845 Rehco Road

San Diego, CA 92121

NOTICE OF CONSENT SOLICITATION

January 17, 2019

Dear Innovus Pharmaceuticals, Inc. Stockholder:

The Board of Directors of Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company,” “us,” “we” or “our”), is writing to solicit your consent to approve a stockholder resolution to authorize the Company’s Board of Directors, in its sole discretion, without further action of the stockholders, to amend our Amended and Restated Articles of Incorporation (“Charter”), to implement a reverse stock split of our issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”), at a ratio of any whole number up to 1-for-200, on or before January 17, 2020, with the exact ratio to be determined by our Board of Directors (the “Reverse Split”).

In order to save the expense associated with holding a special meeting of our stockholders, the Board has elected to obtain stockholder approval of the Reverse Split by written consent (“Written Consent”) pursuant to Section 78.320 of the Nevada Revised Statutes. The close of business on January 11, 2019 has been fixed as the record date (the “Record Date”) for the determination of holders of our outstanding Common Stock as of such date entitled to receive notice of, and the discretion to approve of, the Reverse Split.

This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement. To be counted, your properly completed Written Consent, a form of which is attached to the accompanying Consent Solicitation Statement, must be received before 5:00 p.m. Pacific Time, on February 22, 2019 (the “Expiration Date”), subject to early termination or extension of the Expiration Date at sole the discretion of our Board of Directors.

Failure to submit the Written Consent by any stockholder of record as of the Record Date will have the same effect as a vote against the Reverse Split. We recommend that all stockholders approve of the Reverse Split by marking the box titled “FOR” with respect to the Reverse Split and submitting the Written Consent by one of the methods set forth in the attached form of Written Consent. If you sign and send in the Written Consent form but do not indicate how you want to vote, your consent form will be treated as a consent “FOR” the Reverse Split.

Please review the accompanying Consent Solicitation Statement and provide your written consent to us no later than 5:00 p.m., Pacific Time, on February 22, 2019. If you are a holder of record, you can return your consent in one of five ways:

1.	Consent by Mail – please complete, sign, date and return your Written Consent in the prepaid envelope provided, or mail to:

Proxy

Issuer Direct Corporation

500 Perimeter Park Drive, Suite D

Morrisville NC 27560

2.	Consent by Internet – please go to https://www.iproxydirect.com/index.php/innv to submit your consent online.

Enter the unique Voter ID number printed on your Written Consent form into the box located on the upper right-hand side of the web page. Be sure to enter the entire control number correctly.

Once you are logged into your account, you will be presented with an e-ballot similar to the Written Consent form you received in the mail. Simply provide your consent by submitting the e-ballot online.

3.	Consent by Email – please complete, sign, date, scan and send your Written Consent form to proxy@issuerdirect.com.

If you choose this method, please be sure to email both sides of the Written Consent form.

4.	Consent by Fax – please complete, sign, date and fax your Written Consent form to 202-521-3464.

If you choose this method, please be sure to email both sides of the Written Consent form.

5.	Consent by Phone – please call the following toll-free phone number and follow the directions provided to submit your consent via telephone: 1-866-752-VOTE (8683).

If you hold your shares in “street” name with a bank, brokerage firm, dealer, trust company or other nominee, you cannot submit your consent using the foregoing methods, and should instead follow the specific instructions provided to you with the materials that you receive from your bank, brokerage firm, dealer, trust company or other nominee in order to return your Written Consent.

By order of the Board of Directors,

/s/ Henry Esber

Henry Esber, Ph.D.

Chairman

INNOVUS PHARMACEUTICALS, INC.

8845 Rehco Road

San Diego, CA 92121

CONSENT SOLICITATION STATEMENT

This Consent Solicitation Statement is being furnished in connection with the solicitation of written consents of the stockholders of Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company,” “us,” “we” or “our”), with regard to the following proposal:

1.

To approve a stockholder resolution to authorize the Company’s Board of Directors, in its sole discretion, without further action of the stockholders, to amend our Amended and Restated Articles of Incorporation (“Charter”), to implement a reverse stock split of our issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”), at a ratio of any whole number up to 1-for-200, on or before January 17, 2020, with the exact ratio to be determined by our Board of Directors (the “Board”) (the “Reverse Split,” or the “Proposal”).

Our Board elected to seek stockholder approval by written consent (“Written Consent”), rather than calling a special meeting of stockholders, to eliminate the costs and management time involved in holding a special meeting. Written Consents are being solicited from all of our stockholders of record pursuant to our Bylaws and Section 78.320 of the Nevada Revised Statutes.

Who May Consent

The close of business on January 11, 2019 has been fixed as the record date (the “Record Date”) for the determination of holders of our outstanding Common Stock as of such date entitled to receive notice of, and the discretion to approve of, the Reverse Split. This Consent Solicitation Statement and attached Written Consent form are being mailed to stockholders entitled to receive notice of, and with discretion to approve, the Reverse Split on or about January 23, 2019. Holders of our Common Stock as of the Record Date are entitled to act with respect to this consent solicitation. As of the Record Date, we had 244,839,264 shares of Common Stock, each entitled to one vote per share, outstanding.

Stockholders who wish to consent to the Reverse Split must complete and return the attached Written Consent form or submit their vote online by 5:00 p.m. Pacific Time on or before February 22, 2019 (the “Expiration Date”). Our Board expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of this consent solicitation have been satisfied, subject to applicable law, at any time prior to the Expiration Date to (i) terminate this consent solicitation for any reason, including receipt of the consent of stockholders holding a majority of our outstanding Common Stock, (ii) waive any of the conditions to this consent solicitation, or (iii) amend the terms of this consent solicitation.

Stockholders who wish to consent must deliver a properly completed and executed Written Consent form to Issuer Direct Corporation in accordance with the instructions set forth in the attached Written Consent form. The Company reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent to the approval of the Reverse Split.

If you hold your shares in “street” name with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares of Common Stock, and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the Reverse Split to your bank, brokerage firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed Written Consent form. If your bank, brokerage firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the Written Consent form.

Requests for copies of this Consent Solicitation Statement should be directed to Innovus Pharmaceuticals, Inc. at the address and/or telephone number set forth above.

Issuer Direct Corporation, our transfer agent, will act as tabulation agent for this consent solicitation. If you have any questions regarding your Written Consent form, or if you need assistance submitting your completed Written Consent, please contact Randy Berholtz at rberholtz@innovuspharma.com or 858-205-5091.

Consent Required

Stockholder approval of the Reverse Split will be effective upon receipt by us of affirmative Written Consents, not previously revoked, representing at least 122,419,633 votes, or a majority of votes that may be cast by holders of our issued and outstanding Common Stock as of the Record Date. Accordingly, abstaining from submitting your Written Consent will have the same effect of disapproving the Reverse Split.

Revocation of Consents

You may withdraw or change your Written Consent at any time prior to the Expiration Date by submitting a written notice of revocation to Issuer Direct Corporation in accordance with the instructions set forth in the attached Written Consent form. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn. After the Expiration Date, all Written Consents previously executed and delivered and not revoked will become irrevocable.

Absence of Appraisal Rights

Stockholders who abstain from approving of the Reverse Split, or who withhold consent of the Reverse Split, do not have the right to an appraisal of their shares of Common Stock, or any similar dissenters’ rights under the Nevada Revised Statutes, or our Charter and Bylaws.

Expenses of this Consent Solicitation

The consent solicitation is being made by our Board of Directors, and we will bear the entire cost of the solicitation, including preparation, printing and mailing costs. Written Consents will be solicited principally through the mail, but our directors, officers and employees may solicit Written Consents personally, by phone or electronically. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to stockholders whose shares of Common Stock are held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection herewith.

PROPOSAL TO BE ACTED UPON BY STOCKHOLDERS:

___________________________________

AUTHORIZING OUR BOARD TO

AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO

IMPLEMENT THE REVERSE STOCK SPLIT

General

On January 4, 2019, our Board of Directors adopted resolutions to authorize the Board, in its sole discretion, to (i) amend the Company’s Charter to implement a reverse stock split of our issued and outstanding shares of Common Stock, at a ratio of any whole number up to 1-for-200, on or before January 17, 2020, with the exact ratio to be determined by our Board of Directors in its sole discretion, and (ii) directing such proposal to be submitted to the holders of our Common Stock for their approval.

The amendment (“Amendment”) to the Company’s Charter to effect the Reverse Split of our issued and outstanding Common Stock, if approved by the stockholders, will be substantially in the form set forth on Appendix A (subject to any changes required by applicable law). If approved by the holders of our Common Stock, the Reverse Split proposal would permit, but not require, our Board to implement a reverse stock split of our issued and outstanding Common Stock at any time prior to January 17, 2020; provided, however, to provide for the issuance of shares of Common Stock issuable upon conversion or exercise of outstanding derivative securities, including outstanding options and warrants, assuming stockholder approval of the Amendment, our Board intends to implement the Reverse Split prior to January 17, 2019. We believe that enabling our Board to implement the Reverse Split and set the ratio within the stated range will provide us with the flexibility to implement the Reverse Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

●

the number of shares of Common Stock that the Company is obligated to reserve for issuance upon the exercise of its derivative securities, and the extent to which that number exceeds the number of shares of Common Stock authorized for issuance under the Company’s Charter;

●	the initial listing requirements of the Nasdaq Capital Market;
●	the historical trading price and trading volume of our Common Stock;
●	the number of our Common Stock outstanding;
●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Split on the trading market for our Common Stock;
●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and
●	prevailing general market and economic conditions.

Our Board reserves the right to elect to abandon the Reverse Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Split determined by our Board, no more than 200 shares of existing Common Stock, as determined by our Board, will be combined into one share of Common Stock. Any fractional shares will be rounded up to the next whole number. The Amendment to our Charter to effect the Reverse Split, if any, will include only the Reverse Split ratio determined by our Board to be in the best interests of our stockholders and all of the other proposed Amendments at different ratios will be abandoned.

Although the number of shares of Common Stock authorized for issuance under our Charter will not be effected by the Reverse Split, the Reverse Split, if implemented, will effectively increase the number of shares of Common Stock available for issuance under our Charter as a result of the decrease in number of issued and outstanding shares of our Common Stock.

Required Consents

Pursuant to Section 78.2055 of the Nevada Revised Statutes, because the implementation of the Reverse Split involves decreasing the number of issued and outstanding shares of our Common Stock without correspondingly decreasing the number of shares of Common Stock authorized for issuance under our Charter, the implementation of the Reverse Split requires the affirmative written consent of the holders of at least a majority of our outstanding shares of Common Stock.

Board Recommendation

The Board recommends that you consent to the implementation of the Reverse Split, at the sole discretion of the Board, on or before January 17, 2020.

Purpose of and Rationale for the Reverse Split

Our Charter currently authorizes us to issue up to 292.5 million shares of Common Stock, of which 244,839,264shares of Common Stock are currently outstanding, and another 168,376,486 are required to be reserved for issuance upon the conversion of our outstanding derivative securities, including 115,077,514 shares which are issuable upon exercise of certain warrants issued in connection with a financing consummated on January 3, 2019 (the “Private Financing”). As a result, as of the Record Date, the number of shares of Common Stock currently outstanding in addition to the number of shares of Common Stock that we are obligated to reserve for issuance exceed our authorized Common Stock by 120,715,750 shares. Therefore, we currently do not have sufficient authorized but unissued shares of Common Stock to permit the conversion and exercise of all of our outstanding derivative securities, including in connection with the Private Financing. Moreover, in the event that we do not file the Amendment and effectuate the Reverse Split, we will not be able to issue any additional shares of Common Stock, preventing us from taking advantage of any opportunities to raise additional working capital or otherwise consummate strategic or other transactions that require the issuance of Common Stock.

Our Board believes that by effectively increasing the number of shares of Common Stock available for issuance, the Reverse Split will provide the Company with additional flexibility to issue Company securities in connection with future financings and strategic acquisitions, debt restructurings or resolutions, equity compensation and incentives to employees and officers and for other corporate purposes, and will help avoid the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of Common Stock arises in the future. We believe that, in the event our Board files the Amendment and consummates the Reverse Split, we will have sufficient shares of Common Stock authorized and available for issuance to satisfy our obligations to issue Common Stock upon the conversion and exercise of our outstanding derivative securities, including shares issuable upon exercise of certain warrants issued in connection with the Private Financing. Other than specified above, and as permitted or required under outstanding options, warrants and other securities convertible into shares of our Common Stock, we currently have no present agreements for the use of the additional shares that will be available for issuance upon the filing of the Amendment.

In addition, we have applied for listing of our Common Stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “INNV,” and one of our objectives in proposing the Reverse Split is to attempt to raise the per share trading price of our Common Stock to satisfy the Nasdaq listing requirement that our Common Stock have a minimum bid price of $4.00 per share. On January 15, 2019, the closing bid price of our Common Stock was $0.059 per share, as reported on the OTCQB Marketplace.

We anticipate that the Reverse Split will increase the per share bid price per share of our Common Stock above $4.00. However, we cannot be certain that the Reverse Split will, initially or in the future, have the intended effect of raising the bid price of our Common Stock above $4.00 per share, or that a listing of our Common Stock on Nasdaq will be achieved in a timely manner, if at all.

Further, the Board believes that the current market price of our Common Stock may impair our marketability and acceptance by institutional investors and other members of the investing public. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may adversely affect not only the pricing of our Common Stock, but also the trading liquidity. In addition, these perceptions may affect our commercial business and our ability to raise additional capital through equity and debt financings.

We expect that the decrease in the number of issued and outstanding shares of our Common Stock after the Reverse Split, along with the anticipated increase in the per share trading price, will encourage greater interest in our Common Stock among members of the financial community and the investing public, and possibly create a more liquid market for our stockholders. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares outstanding if the Reverse Split is affected, particularly if the price per share of our Common Stock begins a declining trend after the Reverse Split takes effect.

Determination of the Ratio for the Reverse Split

If this Proposal is approved by stockholders, the Reverse Split ratio will be selected by the Board, in its sole discretion. However, the ratio will not exceed a ratio of 1-for-200 (1:200). The purpose of selecting a range is to give the Board the flexibility to satisfy our obligations to issue shares of Common Stock upon the conversion and exercise of our outstanding derivative securities, meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Based on the number of shares of Common Stock issued and outstanding as of the Record Date, after completion of the Reverse Split, we will have a minimum of approximately 1,224,197 shares of Common Stock issued and outstanding, depending on the Reverse Split ratio selected by the Board.

The following table sets forth the approximate number of issued and outstanding shares of Common Stock, and estimated per share trading price following a 1:50 to 1:200 Reverse Split. Other than the maximum of one-for-200, the Reverse Split ratios included in the table below are examples only, and the Board may determine to use a ratio of any whole number up to 1-for-200. In any of the following scenarios, we will continue to have 292,500,000 shares of Common Stock authorized for issuance.

	Current	After a 1:50 Reverse Split	After a 1:100 Reverse Split	After a 1:150 Reverse Split	After a 1:200 Reverse Split
Common Stock issued and outstanding	244,839,264	4,896,786	2,448,393	1,632,262	1,224,197
Price per share, based on the closing price of our Common Stock on January 15, 2019	$0.059	$2.95	$5.90	$8.85	$11.8

We do not anticipate a decrease in the number of holders of record of our Common Stock in the event the Board determines to implement the Reverse Split, including in the event the Reverse Split ratio selected by the Board is 1-for-200 (1:200).

Effects of the Reverse Split

If this Proposal is approved by our stockholders the principal effect will be to proportionately decrease the number of issued and outstanding shares of our Common Stock based on the Reverse Split ratio selected by our Board. Our shares of Common Stock are currently registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company is thus subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of our Common Stock with the Securities and Exchange Commission or on the OTCQB Marketplace, the market on which our Common Stock is currently quoted. Following the Reverse Split, our Common Stock will receive a new CUSIP number.

Proportionate voting rights and other rights of the holders of shares of our Common Stock will not be affected by the Reverse Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares immediately prior to the effectiveness of the Reverse Split will generally continue to hold 2% of the voting power of the outstanding Common Stock after the Reverse Split. The number of stockholders of record will not be affected by a Reverse Split, other than as a result of the treatment of fractional shares as described below.

Effective Date. The Reverse Split will become effective as of 11:59 p.m., Pacific Time (the “Effective Date”), on the date of filing the Amendment with the office of the Secretary of State of Nevada. Except as explained below with respect to fractional shares, on the Effective Date, shares of our Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of Common Stock in accordance with the Reverse Split ratio determined by the Board.

Increase of Authorized Common Stock. If implemented, the Reverse Split will have the effect of reducing the number of shares of our Common Stock issued and outstanding, without reducing the total number of authorized shares of Common Stock. As a result, approval of this Proposal will give the Board the ability to effectively increase the number of authorized but unissued shares of our Common Stock. This would give us the ability to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, without stockholder approval. The Company currently does not have any plans to issue additional shares of Common Stock, or shares convertible or exercisable into shares of Common Stock in the event this Proposal is approved, and the Reverse Split is implemented. In addition to providing us with the ability to issue additional shares of Common Stock, and derivative securities, the Reverse Split will provide us with the ability to issue Common Stock upon exercise of warrants issued in connection with the Private Financing, as well as other issued and outstanding derivative securities.

Treatment of Fractional Shares. No fractional shares will be issued if, as a result the Reverse Split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the selected Reverse Split ratio will automatically be entitled to receive an additional share of the Company’s Common Stock. In other words, any fractional share will be rounded up to the nearest whole number.

Effect on the Company’s 2013, 2014 and 2016 Equity Incentive Plans. As of January 17, 2019, the Company had 1,036,849, 8,122,999 and 10,076,759 shares of Common Stock subject to restricted stock units and stock options outstanding under the Company’s 2013 Equity Incentive Plan, 2014 Equity Incentive Plan and 2016 Equity Plan (together, the “Plans”), respectively. Should the Reverse Split be implemented, proportionate adjustments will be made to the number of shares outstanding and available for issuance under the Plans following the Reverse Split and to the exercise price, grant price or purchase price relating to any award under the Plans. The Board will determine the treatment of fractional shares subject to stock options under the Plans.

Effect on Registered and Beneficial Stockholders. In the event the Reverse Split is implemented, we intend to treat stockholders holding shares of Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to affect the Reverse Split for their beneficial holders of Common Stock in “street name.” However, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Book-Entry Shares. When the Reverse Split is effectuated, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical share certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Split.

Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from the Company’s transfer agent that indicates the number of shares owned in book-entry form.

Certificated Shares. When the Reverse Split is effectuated, stockholders holding certificated shares (i.e., shares represented by one or more physical share certificates) may receive a transmittal letter from the Company’s transfer agent promptly after the effectiveness of the Reverse Split. Any transmittal letter will be accompanied by instructions specifying how stockholders holding certificated shares can exchange certificates representing the pre-split shares for a statement of holding.

Beginning after the effectiveness of the Reverse Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Certain Risk Factors Associated with the Reverse Split

Reduced Market Capitalization. As noted above, one of the purposes of the Reverse Split will be to raise the per share price of our Common Stock to meet the Nasdaq listing requirements. We cannot assure you, however, that the Reverse Split, if implemented, will accomplish this objective. Although we expect that the reduction in our outstanding shares of Common Stock will increase the market price of our Common Stock, we cannot assure you that the Reverse Split will increase the market price of our Common Stock by a multiple equal to the number of pre-Reverse Split shares, or result in any permanent increase in the market price, which can be dependent upon many factors, including our business and financial performance and prospects. Should the market price decline after implementation of the Reverse Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Split. In some cases, the share price of companies that have implemented reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our Common Stock immediately after the Reverse Split takes effect will be maintained for any period of time or that the ratio of post and pre-split shares will remain the same after the Reverse Split is effected, or that the Reverse Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the Reverse Split, then our overall market capitalization will be reduced.

Increased Transaction Costs. The number of shares held by each individual stockholder will be reduced if the Reverse Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis.  Consequently, the Reverse Split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Liquidity. Although the Board of Directors believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Split and the anticipated increase in the price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Increase in Authorized Common Stock. When implemented, the Reverse Split will have the effect of reducing the number of shares of Common Stock issued and outstanding without reducing the total number of authorized shares of Common Stock. As a result, approval of this Proposal will have the effect of increasing the number of authorized but unissued shares of Common Stock. The Company will therefore have the ability to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, without stockholder approval. The Company currently does not have any plans to issue additional shares of Common Stock, or shares convertible or exercisable into shares of Common Stock in the event this Proposal is approved, and the Reverse Split is implemented.

Reservation of Right to Abandon the Reverse Split

We reserve the right to abandon the Reverse Split without further action by our stockholders at any time before the filing of the Amendment, even if our stockholders authorize the Reverse Split.

No Appraisal Rights

Under the Nevada Revised Statutes, our stockholders are not entitled to appraisal rights with respect to the Reverse Split, and the Company is not independently providing and has not so provided stockholders with any such right.

Accounting Matters

The Reverse Split will not change total stockholders’ equity on our balance sheet. However, because the par value of our Common Stock will remain unchanged after the Reverse Split, the components that make up total stockholders’ equity will change by offsetting amounts. Depending on the Reverse Split ratio selected by the Board, our stated capital component will be reduced to an amount up to one-200th (1/200) of its present amount, and our additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding. In addition, our historical amounts of net income or loss per share of Common Stock previously reported by us, as well as all references to Common Stock share amounts, will be restated to reflect the Reverse Split as if it had been in effect as of the earliest reported period.

U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the Reverse Split by a U.S. stockholder that holds the shares as a capital asset. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (z) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholder that may be subject to special tax rules, including, without limitation: (i) stockholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (vii) foreign stockholders or U.S. stockholders whose “functional currency” is not the U.S. dollar; (viii) persons holding Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (ix) persons who acquire shares of Common Stock in connection with employment or other performance of services; (x) dealers and other stockholders that do not own their shares of Common Stock as capital assets; (xii) U.S. expatriates, (xii) foreign entities; or (xiii) non-resident alien individuals. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the Reverse Split.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No opinion of counsel or ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Split.

Based on the assumption that the Reverse Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, the following U.S. federal income tax consequences should result from a Reverse Split:

●	A stockholder should not recognize gain or loss in the Reverse Split;

●	the aggregate tax basis of the post-Reverse Split shares should be equal to the aggregate tax basis of the pre-Reverse Split shares; and

●	the holding period of the post-Reverse Split shares should include the holding period of the pre-Reverse Split shares.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals to be presented at our 2019 Annual Meeting of Stockholders and included in our Proxy Statement and form of proxy relating to that annual meeting must be received by us at our principal executive offices at 8845 Rehco Road, San Diego, California 92121, addressed to our corporate secretary, not later than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. These proposals must comply with applicable Nevada law, the rules and regulations promulgated by the SEC and the procedures set forth in our Bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

Distribution and Householding of Solicitation Materials

We will pay the cost of preparing, printing and distributing this Consent Solicitation Statement.

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for consent solicitation statements with respect to two or more stockholders sharing the same address by delivering a single consent solicitation statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s consent solicitation materials. A single set of the Company’s consent solicitation materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s consent solicitation materials, please notify your broker or direct a written request to the corporate secretary at 8845 Rehco Road, San Diego, California 92121, or by calling 858-964-5123. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its consent solicitation materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s consent solicitation materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

Stockholder Communications with the Board of Directors

Our Board provides stockholders with the ability to send communications to the Board of Directors, and stockholders may do so at their convenience. In particular, stockholders may send their communications to: Board of Directors, c/o Corporate Secretary, Innovus Pharmaceuticals, Inc., 8845 Rehco Road, San Diego, California 92121. All communications received by the Corporate Secretary are relayed to the Board of Directors of the Company.

APPENDIX A

PROPOSED AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION

The following amendment shall become effective only upon affirmative action by the Board of Directors of Innovus Pharmaceuticals, Inc. to implement a reverse stock split of its issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”), at a ratio of any whole number up to 1-for-200, on or before January 17, 2020. The Board of Directors has the authority to determine the ratio of the reverse stock split, within the foregoing parameters, and may determine not to file the following amendment with the Secretary of State of the State of Nevada in order to implement the reverse stock split.

INNOVUS PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

Innovus Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, (the “Corporation”), does hereby certify that:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”).

SECOND:

The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.380 of the Nevada Corporation Law of the State of Nevada and shall become effective immediately upon filing this Certificate of Amendment.

THIRD:	The first paragraph of Article IV of the Articles of Incorporation is hereby amended in its entirety and replaced with the following:

“The total authorized capital stock of the Corporation consists of three hundred million (300,000,000) shares of capital stock, par value $0.001 per share, consisting of (a) two hundred ninety two million five hundred thousand (292,500,000) shares of common stock, par value $0.001 per share, and (b) seven million five hundred thousand (7,500,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The board of directors of the Corporation is hereby vested, to the fullest extent permitted under the Nevada Revised Statutes (the “NRS”), with the authority to designate from time to time, by duly adopted resolution(s), one or more series of the Preferred Stock, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. Any such resolution prescribing a series of Preferred Stock must include a distinguishing designation for such series. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by these Amended and Restated Articles of Incorporation (as the same may be further amended from time to time, the “Articles of Incorporation”), including the certificate of designation relating to such series of Preferred Stock, or the NRS. To the extent provided in the certificate of designation relating to a series of Preferred Stock, the board of directors may increase (but not above the total number of then authorized and undesignated shares of Preferred Stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.

Upon the effectiveness of the Certificate of Amendment to the Articles of Incorporation (the “Effective Time”), each [___] shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be combined, reclassified and changed into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, in lieu of any fractional interests in shares of New Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), any fractional share will be rounded to the nearest whole number, resulting in such stockholder being entitled to receive an additional share of New Common Stock. The combination and conversion of the Old Common Stock shall be referred to as the “Reverse Stock Split.”

The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Articles of Incorporation of the Corporation to be signed by its officers thereunto duly authorized this day of [________], 20[__].

INNOVUS PHARMACEUTICALS, INC.

By:
Name:	Bassam Damaj
Title:	President and Chief Executive Officer

INNOVUS PHARMACEUTICALS, INC.

WRITTEN CONSENT SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF INNOVUS PHARMACEUTICALS, INC.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Consent Solicitation and the Consent Solicitation Statement of Innovus Pharmaceuticals, Inc. (the “Company”) dated January 17, 2019 and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time before 5:00 p.m. (Pacific Time), on February 22, 2019, unless the solicitation period is shortened or extended by the Company in its sole discretion (“Expiration Date”). The undersigned, as holder of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), hereby takes the following actions with respect to all shares of Common Stock held by him, her or it as follows:

[X] Please mark your votes as indicated in this example.

FOR	AGAINST	ABSTAIN

A RESOLUTION TO AUTHORIZE OUR BOARD OF DIRECTORS TO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO OF ANY WHOLE NUMBER UP TO 1-FOR-200, AT ANY TIME PRIOR TO JANUARY 17, 2020

[ ]	[ ]	[ ]

This Written Consent, when properly executed and returned to the Company, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When shares of Common Stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ALL CONSENTS MUST BE RECEIVED BY 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

IMPORTANT: This Consent Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Dated: ________________________, ______

(Print Name of Stockholder)

(Signature of Stockholder)

(Second Signature if held jointly)

IMPORTANT: PLEASE COMPLETE, SIGN, AND DATE YOUR WRITTEN CONSENT PROMPTLY

 If you are a holder of record, you can return your consent in one of five ways:

1.	Consent by Mail – please complete, sign, date and return your Written Consent in the prepaid envelope provided, or mail to:

Proxy

Issuer Direct Corporation

500 Perimeter Park Drive, Suite D

Morrisville NC 27560

2.	Consent by Internet – please go to https://www.iproxydirect.com/index.php/innv to submit your consent online.

Enter the unique Voter ID number printed on your Written Consent form into the box located on the upper right-hand side of the web page. Be sure to enter the entire control number correctly.

Once you are logged into your account, you will be presented with an e-ballot similar to the Written Consent form you received in the mail. Simply provide your consent by submitting the e-ballot online.

3.	Consent by Email – please complete, sign, date, scan and send your Written Consent form to proxy@issuerdirect.com.

If you choose this method, please be sure to email both sides of the Written Consent form.

4.	Consent by Fax – please complete, sign, date and fax your Written Consent form to 202-521-3464.

If you choose this method, please be sure to email both sides of the Written Consent form.

5.	Consent by Phone – please call the following toll-free phone number and follow the directions provided to submit your consent via telephone: 1-866-752-VOTE (8683).

If you hold your shares in “street” name with a bank, brokerage firm, dealer, trust company or other nominee, you cannot submit your consent using the foregoing methods, and should instead follow the specific instructions provided to you with the materials that you receive from your bank, brokerage firm, dealer, trust company or other nominee in order to return your Written Consent.

Your written consent should be received by the Company on or before February 22, 2019.